Exhibit 99.1

VISTULA COMMUNICATIONS SERVICES, INC. ANNOUNCES
$16.5 MILLION PRIVATE PLACEMENT

PROCEEDS TO BE USED TOWARDS ACQUISITION OF THE
INTELLECTUAL PROPERTY RIGHTS FOR V-CUBE™

NEW YORK — May 22, 2006 — Vistula Communications Services, Inc. (OTC Bulletin Board: VSTL), a global supplier of flexible and reliable Voice over Internet Protocol (“VoIP”) services to major telecommunications carriers and Internet Service Providers, today announced it has entered into definitive stock and warrant purchase agreements with a select group of accredited institutional investors intended to raise gross proceeds of $16.5 million in a private placement. The transaction is expected to close shortly.

Under the terms of the financing, Vistula will sell an aggregate of 16.5 million shares of common stock at a price of $1.00 per share. The investors will also receive warrants to purchase an additional 13.2 million shares of common stock at an exercise price of $1.00 per share, which will expire in five years.

The shares and warrants will be issued in a private placement transaction under Regulation D of the Securities of Act of 1933. Vistula is required to file a registration statement covering the common stock purchased by the investors and the common stock underlying all warrants within 45 days of the closing.

This financing will provide the funds necessary for Vistula to complete its purchase of the intellectual property rights to the hosted V-Cube™ IP PBX solution, which serves as Vistula’s core Voice over IP technology offering. The V-Cube™ solution facilitates full contact communication services including Voice, Video, Conferencing, Call Contact Center and IVRS across enterprise IP networks and provides a centralized administration, provisioning and maintenance interface. V-Cube™ offers a flexible cost effective IP Communication solution with Personal Call Control.

About Vistula

Vistula is a telecommunications company providing hosted, managed VoIP (Voice over Internet Protocol) services to carriers, cable operators, service providers and transit network operators. Vistula features solutions that enable telecommunications providers to rapidly deploy VoIP services over converged infrastructure through an integrated applications suite. Vistula has already signed Telstra Global business unit, as well as IUSACom in Mexico, among many other international carriers and ISPs that have installed or are currently testing the V-Cube(TM) platform. Vistula trades on the OTCBB under the symbol: VSTL. For more information visit: http://www.vistula.com.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations regarding future events and speak only as of the date hereof. Our actual results, performance or achievements may differ significantly from the results, performance or achievements discussed in or implied by the forward-looking statements. Factors that could cause such a difference include material changes in our business or prospects, difficulties obtaining financing to fund our operations, failure to establish brand recognition for our products, failure to retain existing customers or attract new customers, failure to compete effectively in our industry, general market and economic conditions, and other factors that are detailed from time to time in Vistula’s SEC reports, including those detailed in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005. Vistula disclaims any intent or obligation to update any forward-looking statements.